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                                                                    EXHIBIT 99.1



Laura Crowley                                     Christina Carrabino (General)
General Magic, Inc.                               Mike Bishop (Investor)
1 + 408 774 4457                                  Scott Marx (Financial Media)
ir@generalmagic.com                               Financial Relations Board
                                                  1 + 415 986 1591


                  ONSTAR TO INVEST $15 MILLION IN GENERAL MAGIC

          STRATEGIC PARTNERSHIP ALSO INCLUDES $5 MILLION LICENSING FEE;
                  ONSTAR WILL TAKE SEAT ON GENERAL MAGIC BOARD

        SUNNYVALE, Calif. (November 10, 1999) . . . General Magic (Nasdaq: GMGC) today announced that the OnStar unit of General Motors has entered into a definitive agreement to make a $15 million investment in General Magic. The investment is in the form of voting, non-redeemable shares of Series G Convertible Preferred Stock, plus a warrant to purchase up to an additional $5 million worth of Series G Preferred Stock.

        OnStar and General Magic expect to close the investment immediately following the receipt of regulatory approval for the transaction. OnStar will then have the right to elect a member to the General Magic Board of Directors.

        The two companies also announced a technology development and licensing agreement under which OnStar will pay a one-time, royalty fee in the amount of $5 million and recurring technical support and hosting fees for use of General Magic's network operations facilities to host a customized version of General Magic's magicTalk(TM) voice-user interface.



                                     -more-
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                                                             OnStar to Invest/-2


This customized version is to be integrated into the OnStar Virtual Advisor system.

        "OnStar has set the standard for in-vehicle services, and this relationship will enable us to extend additional services and greater convenience to consumers," stated Rose Marcario, chief financial officer at General Magic.

        "General Magic was a natural choice as our voice services partner, given the quality and innovative capabilities of its magicTalk technology and the expertise of its custom solutions team," said Fred Cooke, executive director, product planning and new business development for OnStar.

        OnStar will use a custom-branded version of General Magic's magicTalk voice user interface to deploy in select General Motors cars and trucks. OnStar subscribers will be able to access personalized online information such as email, sports and weather updates, news and market headlines, all through easy-to-use voice prompts.

ABOUT GENERAL MAGIC

        General Magic offers voice-enabled services and technology that make communication and access to information easy and convenient. The company's innovative, patent-pending magicTalk voice interface lets people interact with information using their own words, as if they were talking to another person. For more information about General Magic, visit the company's Web site at http://www.generalmagic.com. Investors with questions may call Shareholder Communications at 1+877 245 6973.


                                      # # #


General Magic notes that this press release contains forward-looking statements. There are risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, the adequacy of the Company's financial resources to


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                                                             OnStar to Invest/-3


execute its business plan; the Company's ability to attract advertisers and sponsors and its ability to generate revenues from advertising sales; the Company's ability to attract, retain and motivate key technical, marketing and management personnel; the capability of the Network Operations Center to handle increases in demand; market acceptance of the Company's services and technologies; the challenges inherent in the development and delivery of complex technologies; the ability of the Company's third-party technology partners to timely develop, license or support technology necessary for the Company's services; and the Company's ability to respond to competitive developments. These and other risk factors are detailed in General Magic's Registration Statement on Form S-3, filed on October 29, 1999.

General Magic and magicTalk are trademarks of General Magic, Inc., and may be registered in certain jurisdictions.